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                                                                    EXHIBIT 5.01






                                 July 25, 1997


Excite, Inc.
555 Broadway
Redwood City, California 94063

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about July 25, 1997 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,900,000 shares of your Common Stock (the "Stock"), all of which will be sold by Intuit, Inc. ("Intuit").

         In rendering this opinion, we have examined the following:

         (1) the Registration Statement, together with the exhibits filed as a part thereof, including, without limitation, the Prospectus associated therewith;

         (2) the Stock Purchase Agreement dated as of June 11, 1997 between Excite, Inc. (the "Company") and Intuit (the "Stock Purchase Agreement");

         (3) the minutes of meetings and actions by written consent of the Board of Directors of the Company relating to the Stock Purchase Agreement and the issuance of the Stock to Intuit;

         (4) a list of shareholders provided by First Boston EquiServe LLC, dated May 31, 1997 and a list of option and warrant holders dated May 31, 1997, provided by you;

         (5) the Articles of Incorporation of the Company as amended through June 24, 1997 and the Bylaws of the Company both certified by the Secretary of the Company on July 25, 1997; and

         (6) a Management Certificate of even date herewith in which you have given us certain factual representations.

         In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to the legal capacity of all natural persons, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.




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         As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

         Based upon the foregoing, it is our opinion that the Stock is legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

         This opinion speaks only as of its date and is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

                                       Very truly yours,


                                       /s/ FENWICK & WEST LLP




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